Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 19, 2004 with respect to the financial statements of JCA Technology, Inc. for the years ended December 28, 2003 and December 29, 2002 included in the current report on Form 8-K/A of Endwave Corporation dated October 4, 2004, and incorporated by reference in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-123577) and related Prospectus of Endwave Corporation for the registration of 5,750,000 shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California
April 28, 2005